Exhibit 10(r)

<<Date>>, 2018 Equity Grant Agreement
GE 2007 Long Term Incentive Plan

GE Performance Stock Unit Grant Agreement For <<Employee Name>> (“Grantee”)

Grant Date	PSUs Granted	Restriction Lapse Date
<<Date>>	<<No. of PSUs>> Granted	The date of the February 2021 Management Development & Compensation Committee meeting, subject to the terms and conditions set forth below.

Performance Stock Unit Grant Agreement - additional terms & conditions

1.
Grant of PSUs. The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company (“Company”) has granted Performance Stock Units with Dividend Equivalents (“PSUs”) to the individual named on the front of this Certificate (“Grantee”). Each PSU entitles the Grantee to receive from the Company (i) one share of General Electric Company common stock, par value $0.06 per share (“Common Stock”), and (ii) cash payments based on dividends paid to shareholders of such stock, for each PSU for which the restrictions set forth in paragraph 3 (including subparagraph 3.1) lapse in accordance with their terms, each in accordance with the terms of this Grant, the GE 2007 Long Term Incentive Plan (“Plan”), and any rules and procedures adopted by the Committee.

2.
Dividend Equivalents. Until such time as the following restrictions lapse, or the PSUs are cancelled, whichever occurs first, the Company will establish an amount to be paid to the Grantee (“Dividend Equivalent”) equal to the number of PSUs subject to restriction times the per share quarterly dividend payments made to shareholders of the Company’s Common Stock. The Company shall accumulate Dividend Equivalents and will pay the Grantee a cash amount equal to the Dividend Equivalents accumulated and unpaid as of the date that restrictions lapse (without interest) reasonably promptly after such date. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to PSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the PSUs.

3.
Restrictions/Performance Goals. Restrictions on the number of PSUs specified in this Grant Agreement, as further subject to and adjusted based on performance as set forth in subparagraph 3.1 (“Adjusted PSUs”), will lapse on the designated Restriction Lapse Date only if the Grantee has been continuously employed by the Company or one of its affiliates to such date.  PSUs shall be immediately cancelled upon termination of employment, except as follows:

a.
Employment Termination Due to Death. If the Grantee’s employment with the Company or any of its affiliates terminates as a result of the Grantee’s death, then restrictions on all Adjusted PSUs shall lapse.

b.
Employment Termination Due to Transfer of Business to Successor Employer. If the Grantee’s employment with the Company or any of its affiliates terminates as a result of employment by a successor employer to which the Company has transferred a business operation, then restrictions on all Adjusted PSUs shall lapse.

c.
Employment Termination More Than One Year After Grant Date. If, on or after the first anniversary of the Grant Date, the Grantee’s employment with the Company or any of its affiliates terminates as a result of any of the reasons set forth below, or the Grantee becomes eligible to retire or meets the age and service requirements, each as specified in (c)(i) below, then restrictions on Adjusted PSUs shall lapse or the PSUs shall be cancelled as provided below (subject to any rules adopted by the Committee):

i.
Termination/Eligibility for Retirement or Termination for Total Disability. Restrictions on all Adjusted PSUs shall lapse if (a) the Grantee attains at least age 60 while still employed by the Company or an affiliate and completes 5 or more years of continuous service with the Company and any of its affiliates, or (b) the Grantee’s employment with the Company or any of its affiliates terminates as a result of a total disability, i.e., the inability to perform any job for which the Grantee is reasonably suited by means of education, training or experience.

ii.
Termination for Layoff or Plant Closing. If the Grantee’s employment with the Company or any of its affiliates terminates as a result of a layoff or plant closing (without regard to any period of protected service), each as contemplated in the Company’s U.S. Layoff Benefit Plan, then restrictions on Adjusted PSUs shall lapse.

iii.
Termination Due to Other Reasons. If the Grantee’s employment with the Company or any of its affiliates terminates for any other reason, and the Grantee and the Company have not entered into a written agreement explicitly providing otherwise in accordance with rules and procedures adopted by the Committee, then the PSUs shall be immediately cancelled.

d.
Affiliate. For purposes of this Grant, “affiliate” shall mean (i) any entity that, directly or indirectly, is owned 50% or more by the Company and thereby deemed under its control and (ii) any entity in which the Company has a significant equity interest as determined by the Committee. Transfer of employment among the Company and any of its affiliates is not a termination of employment for purposes of this Grant.

3.1 Performance Goals and Adjustment. Adjusted PSUs shall be the number of PSUs that become eligible for the lapse of restrictions, pursuant to paragraph 3, contingent on achievement of the following goals for the February 26, 2018 to December 31, 2020 performance period:

a.
If the Company’s Total Shareowner % Return (“TSR”) is equal to the 55th percentile (“target”) of the Total Shareowner % Return for the S&P 500 companies (“S&P 500 TSR”), then 100% of the PSUs shall be eligible for the lapse of restrictions.

b.
If the Company TSR is equal to the 35th percentile (“threshold”) of the S&P 500 TSR, then one-quarter (25%) of the PSUs shall be eligible for the lapse of restrictions. All PSUs shall be cancelled if Company TSR is less than Threshold performance.

c.	If the Company TSR is equal to or exceeds the 80th percentile (“maximum”) of the S&P 500 TSR, then the PSUs to be eligible for the lapse of restrictions shall be adjusted upward by 75% (175%).

Adjustment shall reflect a proportional percentage of the PSUs for performance between threshold and target, and for performance between target and maximum. Measurement of TSR shall be determined solely by the Committee in accordance with the customary accounting and financial reporting practices used by the Company for external reporting, and shall include adjustment for any recapitalization, split-up, spinoff, reorganization, restructuring or other similar corporate transaction as determined by the Committee to prevent dilution or enlargement of benefits or potential benefits intended from the PSUs. PSUs for which restrictions do not lapse in accordance with this paragraph shall be immediately cancelled.

4.
Delivery and Withholding Tax. Upon the lapse of restrictions set forth in paragraph 3 in accordance with their terms, the Company shall deliver to the Grantee by mail or otherwise a certificate for such shares as soon as practicable, provided however, that the date of issuance or delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares. Further, the Grantee shall pay to or reimburse the Company for any federal, state, local or foreign taxes required to be withheld and paid over by it, at such time and upon such terms and conditions as the Company may prescribe before the Company shall be required to deliver such shares.

5.
Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any PSUs without the consent of the Grantee. Also, the PSUs shall be null and void to the extent the grant of PSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Grantee.

6.	Plan Terms. All terms used in this Grant have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request.

7.
Entire Agreement. This Grant, the Plan, country addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

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